$28,500,000


              COMMON STOCK AND PREFERRED STOCK PURCHASE AGREEMENT


                           Dated as of May 30, 1997


                                    between


                       ERP OPERATING LIMITED PARTNERSHIP
                                 as Purchaser,

                                      and

                        WELLSFORD REAL PROPERTIES, INC.
                                  as Company

                               TABLE OF CONTENTS

     Article                                                              Page

1    DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.1  Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.2  Terms Generally . . . . . . . . . . . . . . . . . . . . . . . . .  7

2    THE AGGREGATE COMMITMENTS. . . . . . . . . . . . . . . . . . . . . . .  7
     2.1  The Closing Date Purchase Commitment. . . . . . . . . . . . . . .  7
     2.2  Payment of the Closing Date Purchase Commitment . . . . . . . . .  9
     2.3  Term Purchase Commitment. . . . . . . . . . . . . . . . . . . . .  9
     2.4  Notice of Purchase. . . . . . . . . . . . . . . . . . . . . . . .  9
     2.5  Certificates. . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     2.6  Right of Purchaser to Purchase Uncalled Term Purchase
          Commitment. . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

3    REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . 10
     3.1  Organization; Powers. . . . . . . . . . . . . . . . . . . . . . . 10
     3.2  Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.3  The Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.4  Enforceability. . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.5  Governmental Approvals. . . . . . . . . . . . . . . . . . . . . . 12
     3.6  Financial Statements. . . . . . . . . . . . . . . . . . . . . . . 12
     3.7  Title to Properties; Default Under Agreements . . . . . . . . . . 12
     3.8  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.9  Litigation; Compliance with Laws. . . . . . . . . . . . . . . . . 12
     3.10 Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.11 Investment Company Act; Public Utility Holding Company Act. . . . 13
     3.12 Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.13 No Material Misstatements . . . . . . . . . . . . . . . . . . . . 13
     3.14 Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . . 13
     3.15 Environmental and Safety Matters. . . . . . . . . . . . . . . . . 13

4    CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . 14
          4.1  First Purchase.. . . . . . . . . . . . . . . . . . . . . . . 14
     4.2  All Purchases . . . . . . . . . . . . . . . . . . . . . . . . . . 15

5    AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . 16
     5.1  Existence: Businesses and Properties. . . . . . . . . . . . . . . 16
     5.2  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     5.3  Obligations and Taxes . . . . . . . . . . . . . . . . . . . . . . 16
     5.4  Financial Statements, Reports, etc. . . . . . . . . . . . . . . . 17
     5.5  Litigation and Other Notices. . . . . . . . . . . . . . . . . . . 18
     5.6  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     5.7  Maintaining Records; Access to Properties and Inspections . . . . 18
     5.8  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . 18
     5.9  Issuance of Preferred Stock and Class A Common Stock. . . . . . . 18
     5.10 Closing Date Director . . . . . . . . . . . . . . . . . . . . . . 18
     5.11 Nomination as Director; Appointment of Person to Attend and
          Observe Meetings. . . . . . . . . . . . . . . . . . . . . . . . . 18
     5.12 Election as Director. . . . . . . . . . . . . . . . . . . . . . . 20
     5.13 Voting of Stock . . . . . . . . . . . . . . . . . . . . . . . . . 21
     5.14 Sale of Common Stock or Preferred Stock . . . . . . . . . . . . . 21
     5.15 Confidentiality.. . . . . . . . . . . . . . . . . . . . . . . . . 22

6    EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . . 22

7    MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     7.1  Termination of the Agreement. . . . . . . . . . . . . . . . . . . 24
     7.2  Securities Law Matters. . . . . . . . . . . . . . . . . . . . . . 24
     7.3  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     7.4  Survival of Agreement . . . . . . . . . . . . . . . . . . . . . . 27
     7.5  Binding Effect. . . . . . . . . . . . . . . . . . . . . . . . . . 27
     7.6  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     7.7  Applicable Law. . . . . . . . . . . . . . . . . . . . . . . . . . 27
     7.8  Waivers; Amendment. . . . . . . . . . . . . . . . . . . . . . . . 27
     7.9  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . 28
     7.10 Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . . . . . 28
     7.11 Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     7.12 Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     7.13 Jurisdiction; Consent to Service of Process.. . . . . . . . . . . 28

                        INDEX OF EXHIBITS AND SCHEDULES


                                   EXHIBITS

            Exhibit A - Articles Supplementary Classifying Preferred Stock Exhibit B - Purchase Notice
            Exhibit C - Charter and Bylaws of the Company
            Exhibit D - Opinion of Counsel
            Exhibit E - Registration Rights Agreement
            Exhibit F - Class A Common Stock Terms



                                   SCHEDULES

            Schedule 3.3   -    Capital Stock
            Schedule 3.5   -    Governmental Approvals
            Schedule 3.8   -    Subsidiaries
            Schedule 3.9   -    Litigation
            Schedule 3.15  -    Environmental and Safety Matters

              COMMON STOCK AND PREFERRED STOCK PURCHASE AGREEMENT


  THIS COMMON STOCK AND PREFERRED STOCK PURCHASE AGREEMENT dated as of May 30, 1997, (this "Agreement") is entered into between ERP OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership (the "Purchaser"), and WELLSFORD REAL PROPERTIES, INC., a Maryland corporation (the "Company").

  In accordance with the terms and subject to the conditions set forth in this Agreement, the Purchaser has agreed to purchase from the Company (i) on the Closing Date the number of shares of Class A common stock, par value $.01 per share, of the Company (the "Class A Common Stock") equal to the Closing Date Purchase Commitment divided by the Issuance Price, and (ii) at any time during the Purchase Term, the aggregate number of shares of Series A Convertible Redeemable Preferred Stock of the Company (the "Preferred Stock") having the terms set forth in Exhibit A hereto, not in excess of the Term Purchase Commitment at the Purchase Price on the date of any such purchase.

  Accordingly, the Company and the Purchaser agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

  1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

       "Affiliate" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

       "Aggregate Purchase Commitment" shall mean the Purchaser's Closing Date Purchase Commitment and Term Purchase Commitment.

       "Agreement" shall have the meaning ascribed to such term in the preamble hereto.

       "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of Illinois) on which banks are open for business in Chicago.

       "Capital Lease" shall mean any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

       "Capital Lease Obligations" of any Person shall mean the obligations of such Person to pay rent or other amounts under any Capital Lease.

       A "Change in Control" shall be deemed to have occurred with respect to the Company if (a) any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) other than the Purchaser or any of its Affiliates shall own, directly or indirectly, beneficially or of record, shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; or (b) a change shall occur during any period in the Board of Directors of the Company in which the individuals who constituted the Board of Directors of the Company at the beginning of such period (together with any other director whose election by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds of the directors then in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Company then in office.

       "Closing Date" shall mean May 30, 1997.

       "Closing Date Purchase Commitment" shall mean the commitment of Purchaser to purchase the number of shares of Class A Common Stock equal to $3,500,000 divided by the Issuance Price on the Closing Date.

       "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

       "Class A Common Stock" shall have the meaning set forth in the preamble hereto.

       "Common Stock" shall mean shares of common stock, par value $.01 per share, of the Company.

       "Control" including the terms "Controlling", "Controlled by" and "under common Control with", shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

       "ERISA" shall mean Employment Retirement Income Securities Act, 29 USC 1001, et. seq. (1974), as amended.

       "ERISA Affiliate" shall mean an affiliate as defined in Section 407(d)(7) of ERISA.

       "Event of Default" shall have the meaning given such term in
  Article 6.

       "Fiscal Year" shall mean the fiscal year of the Company as provided in the Bylaws of the Company.

       "GAAP" shall mean generally accepted accounting principles, applied on a consistent basis.

       "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

       "Gross Sales Price Per Share of Common Stock" shall mean (a) the gross proceeds from all sales of Common Stock to institutional purchasers taking place on or prior to the Closing Date and subject to written commitments to purchase from institutional purchasers received on or prior to the Closing Date, divided by (b) the aggregate number of shares so sold and subject to such commitments.

       "Guarantee," when used with respect to any Person, shall mean the incurrence of any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purpose or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term "Guarantee" shall not include endorsements of items by any Person for collection or deposit in the ordinary course of business.

       "Indebtedness" as applied to any Person shall mean (without duplication) (a) any indebtedness for borrowed money which such Person has directly or indirectly created, incurred or assumed, including, without limitation, Capital Lease Obligations of such Person, (b) any indebtedness incurred other than in the ordinary course of business, whether or not for borrowed money, secured by any Lien in respect of property owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (c) any indebtedness, whether or not for borrowed money, with respect to which such Person has become directly or indirectly liable and which represents or has been incurred to finance the purchase price (or a portion thereof) of any property or services or business acquired by such Person, whether by purchase, consolidation, merger or otherwise, (d) any Indebtedness of the character referred to in clauses (a), (b) or (c) of this definition deemed to be extinguished under generally accepted accounting principles but for which such Person remains legally liable and (e) any Indebtedness of any other Person of the character referred to in subdivision (a), (b), (c) or (d) of this definition with respect to which the Person whose Indebtedness is being determined has become liable by way of a Guarantee, including, without limitation, any such Indebtedness of any partnership in which such Person is a general partner.

       "Issuance Price" shall mean the Gross Sales Price Per Share of Common Stock determined as of the Closing Date or, in the event no sales of Common Stock to any institutional purchaser take place on or prior to the Closing Date or are subject to a written commitment to purchase from any institutional purchaser received on or prior to the Closing Date, "Issuance Price" shall mean the Net Book Value Per Share of Common Stock determined as of the Closing Date.

       "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement or title retention agreement relating to such asset and
  (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

       "Material Adverse Effect" shall mean a materially adverse effect on the business, assets, prospects, operations or financial condition of the Company and its Subsidiaries taken as a whole.

       "Merger Agreement" shall mean that certain Agreement and Plan of Merger by and between Equity Residential Properties Trust and Wellsford Residential Property Trust ("Wellsford"), dated as of January 16, 1997.

       "Multiemployer Plan" shall mean a multiemployer plan as defined in
  Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

       "Net Book Value Per Share of Common Stock" shall mean the stockholders' equity of the Company determined in accordance with GAAP as adjusted for all liabilities, including all costs related to the formation of the Company as set forth in the financial statements of the Company, less the liquidation value of all outstanding shares of preferred stock including the Preferred Stock, divided by the number of shares of Common Stock of the Company outstanding on such date, excluding the shares of Class A Common Stock being purchased by the Purchaser on the Closing Date. Net Book Value Per Share of Common Stock shall be determined in accordance with Section 2.1 of this Agreement.

       "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

       "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

       "Potential Event of Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

       "Preferred Stock" shall have the meaning set forth in the preamble hereto.

       "Purchase" shall have the meaning given such term in Article 4.

       "Purchase Notice" shall have the meaning given such term in Section
  2.4.

       "Purchase Price" shall mean $25.00 per share of Preferred Stock.


       "Purchase Term" shall mean the period of time beginning on the Closing Date and ending three years from the Closing Date.

       "Purchaser" shall have the meaning given to such term in the preamble hereto.

       "Purchaser Director" shall mean the director which the holders of the Class A Common Stock are entitled to elect pursuant to the Charter of the Company.

       "Registration Rights Agreement" shall mean that certain Registration Rights Agreement between the Purchaser and the Company dated as of the date hereof.

       "Responsible Officer" of any corporation shall mean any executive officer of such corporation, and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

       "subsidiary" shall mean, with respect to any Person (herein referred to as the "parent"), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or
  (b) which is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

       "Subsidiary" shall mean any subsidiary of the Company.

       "Term Closing Date" shall have the meaning given to such term in
  Section 2.4.

       "Term Purchase Commitment" shall mean the commitment of Purchaser to purchase 1,000,000 shares of Preferred Stock at the Purchase Price per share. The Term Purchase Commitment is in addition to the Closing Date Purchase Commitment.

       "Warrant" shall mean any warrant issued pursuant to the Articles Supplementary classifying the Preferred Stock.

       "Wellsford" shall mean Wellsford Residential Property Trust, a Maryland real estate investment trust.

  1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, for purposes of determining compliance with any covenant set forth in Article 5, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in preparing the Company's audited financial statements; provided, further, that in making any calculation required by this Agreement, for the purpose of determining the net income or deficit or item of expense of or for any Subsidiary, notwithstanding any reference herein to any period, the income, deficit or expense included in such calculation with respect to such Subsidiary shall be included only from the date such Subsidiary became a Subsidiary.


                                   ARTICLE 2

                           THE AGGREGATE COMMITMENTS

  2.1 The Closing Date Purchase Commitment. Subject to the terms and conditions set forth in this Agreement, the Purchaser hereby agrees to purchase from the Company on the Closing Date, Class A Common Stock, having the terms set forth on Exhibit G hereto, and having an aggregate purchase price of $3,500,000 at a price per share equal to the Issuance Price. The number of shares of Class A Common Stock to be issued on the Closing Date will be $3,500,000 divided by the Issuance Price, unless the Issuance Price is the Net Book Value Per Share of Common Stock. In such event, the number of shares issued on the Closing Date will be 350,000 based upon an estimated Issuance Price of $10.00 per share and such number of shares shall be subject to adjustment after the Closing Date in accordance with the following procedures:

       (a) Within 30 days after the Closing Date, the Company shall furnish to Purchaser (a) the balance sheet of the Company as of the Closing Date ("Closing Balance Sheet"), showing in reasonable detail the assets and liabilities of the Company, accompanied by the report thereon of Ernst & Young LLP stating that the Closing Balance Sheet has been prepared in conformity with GAAP applied consistently with the principles used in preparing the pro forma financial statements of the Company included in the information furnished to the shareholders of Wellsford in connection with Wellsford's distribution of the capital stock of the Company to the shareholders of Wellsford, and (b) the Company's determination of Net Book Value Per Share of Common Stock in accordance with this Agreement based upon the Closing Balance Sheet.

       (b) Purchaser shall have the right to object to the Company's determination of the Net Book Value Per Share of Common Stock as not being determined in accordance with this Agreement. If Purchaser does not object to the Company's determination of the Net Book Value Per Share of Common Stock within 15 days after delivery of the Closing Balance Sheet and such determination to Purchaser (such period being referred to as the "Contest Period"), then the Company's determination of the Net Book Value Per Share of Common Stock shall be final, binding and conclusive on the parties. If Purchaser objects to the Company's determination of Net Book Value Per Share of Common Stock, it shall do so by notifying the Company thereof within the Contest Period, which notice shall specify the grounds for such objection in reasonable detail. The parties shall endeavor in good faith to resolve promptly the matters to which Purchaser has objected. If the parties are unable to resolve Purchaser's objections within ten (10) days after Purchaser notified the Company of its objections, the Company shall engage the Chicago, Illinois offices of Ernst & Young LLP (the "Independent Accountants") to examine the calculation of the Net Book Value Per Share of Common Stock in accordance with this Agreement. The Independent Accountants' determination of the Net Book Value Per Share of Common Stock shall be final, binding and conclusive on the parties.

       (c) The fees of the Independent Accountants for making such determination shall be borne by the parties in the proportion that the difference between the ultimate determination of the Issuance Price by the Independent Accountants and each party's position as to the Issuance Price bears to each other. For example, if one party's position was that the Issuance Price was $2.50 and the other party's was $3.00 and the Independent Accounts' determination was $2.75, each party would bear 50% of the Independent Accountants' fees.

       (d) The actual number of shares of Class A Common Stock to be purchased by Purchaser shall be $3,500,000 divided by the Issuance Price as finally determined pursuant to clause (b) of this Section (the "Final Number"). If the Final Number is more than 350,000 shares of Class A Common Stock, within 10 days after the Issuance Price has been so finally determined, the Company shall issue to Purchaser a certificate dated the Closing Date evidencing the number of shares of Class A Common Stock equal to the difference. If the Final Number is less than 350,000 shares of Class A Common Stock, within 10 days after the Issuance Price has been so finally determined, Purchaser shall surrender to the Company the certificate for 350,000 shares of Class A Common Stock issued to the Company on the Closing Date in exchange for a new certificate, dated the Closing Date, evidencing the Final Number of shares of Class A Common Stock.

       (e) The Purchaser and the Company hereby agree that the Net Book Value Per Share of Common Stock determined in accordance with this Section 2.1 shall be the Net Book Value Per Share of Common Stock for all purposes of the Articles Supplementary Classifying the Preferred Stock attached hereto as Exhibit A.

  2.2 Payment of the Closing Date Purchase Commitment. Subject to fulfillment of the conditions precedent set forth in Section 4.1, on the Closing Date, Purchaser shall pay $3,500,000 to the Company on the Closing Date by wire transfer of immediately available funds to such account as has been designated to Purchaser by the Company prior to the Closing Date.

  2.3  Term Purchase Commitment.

       (a) Each Purchase of Preferred Stock pursuant to the Term Purchase Commitment shall be in a minimum aggregate purchase price of $1,000,000 and in multiples of $500,000 in excess thereof.

       (b) Subject to the fulfillment of the conditions precedent set forth in Section 4.2, on each Term Closing Date during the Purchase Term, Purchaser shall purchase the number of shares of Preferred Stock equal to the dollar amount of the Purchase requested divided by the Purchase Price. Notwithstanding anything to the contrary in this Agreement, the aggregate dollar amount of Purchases pursuant to the Term Purchase Commitment shall not exceed $25,000,000.

  2.4 Notice of Purchase. The Company shall give the Purchaser written or telecopy notice (each a "Purchase Notice") ten (10) days before a proposed Purchase pursuant to the Term Purchase Commitment in the event of a Purchase in the amount of $5,000,000 or less, and twenty (20) days before a proposed Purchase pursuant to the Term Purchase Commitment in the event of a Purchase in an amount greater than $5,000,000. Each such notice shall be in substantially the form of Exhibit B. Such notice shall be irrevocable if not revoked within five (5) days after delivery and shall in each case refer to this Agreement and specify a date (the "Term Closing Date") on which the Purchase shall occur.

  2.5  Certificates.

       (a) The Company shall deliver to the Purchaser on the Closing Date a certificate or certificates representing 350,000 shares of Class A Common Stock, representing the estimated number of shares of Class A Common Stock purchased by the Purchaser on the Closing Date.

       (b) The Company shall deliver to the Purchaser on each Term Closing Date a certificate or certificates representing the aggregate number of shares of Preferred Stock purchased by the Purchaser on such Term Closing Date.

  2.6 Right of Purchaser to Purchase Uncalled Term Purchase Commitment. If at the end of the Purchase Term Purchaser has purchased Preferred Stock having an aggregate purchase price of less than $25,000,000 (the excess of $25,000,000 over the aggregate purchase price paid by Purchaser for Preferred Stock during the Purchase Term being referred to herein as the "Uncalled Commitment"), then provided that Purchaser is not in breach of its obligation to purchase Preferred Stock pursuant to a Purchase Notice delivered during the Purchase Term, Purchaser shall have the right to purchase up to that number of shares of Preferred Stock equal to the Uncalled Commitment divided by the Purchase Price, exercisable at any time during the thirty (30) days following the expiration of the Purchase Term by giving the Company written notice ("Subscription Notice") stating that Purchaser has elected to purchase shares of Preferred Stock pursuant to this Section and specifying the number of shares to be purchased (which may not exceed the Uncalled Commitment divided by the Purchase Price). Such notice shall be irrevocable.

  The closing of the purchase pursuant to the Subscription Notice shall take place five (5) business days after the date the Subscription Notice was delivered to the Company (the "Subscription Closing Date"). On the Subscription Closing Date, Purchaser shall pay the aggregate Purchase Price for the number of shares of Preferred Stock which Purchaser elected to purchase pursuant to the Subscription Notice by wire transfer to such account as has been designated to Purchaser by the Company prior to the Subscription Closing Date, and the Company shall deliver to Purchaser (a) a certificate or certificates representing the aggregate number of shares of Preferred Stock purchased by Purchaser on the Subscription Closing Date; and (b) an opinion of counsel to the Company licensed to practice in Maryland and reasonably satisfactory to Purchaser dated the Subscription Closing Date in form and substance reasonably satisfactory to Purchaser stating that the shares of Preferred Stock issued to Purchaser on the Subscription Closing Date are duly and validly issued, fully paid and nonassessable.



                                   ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES

  The Company represents and warrants to the Purchaser that:

  3.1 Organization; Powers. The Company and each of the Subsidiaries (a) is a an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted by the Company and the Subsidiaries,
(c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect, and (d) in the case of the Company, has the corporate power and authority to execute, deliver and perform its obligations under this Agreement (including, without limitation, the offering, issuance, sale and delivery to the Purchaser of the shares of Preferred Stock and the issuance of Common Stock upon conversion of any of the shares of Preferred Stock). The Charter and Bylaws of the Company as amended to date, which are attached as Exhibit C hereto, are complete and correct as of the date hereof and contain the provisions attached hereto as Exhibit F.

  3.2 Authorization. The execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, (including, without limitation, the offering, issuance, sale and delivery to the Purchaser of the shares of Preferred Stock, Class A Common Stock and the issuance of Common Stock upon conversion of any shares of Preferred Stock or Class A Common Stock), (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation to which the Company or any of its Affiliates shall be subject, or of the certificate or articles of incorporation or other constitutive documents or bylaws of the Company or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture or other material agreement or instrument to which the Company or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Company or any Subsidiary.

  3.3 The Capital Stock. Pursuant to the Charter of the Company, the Company is authorized to issue 2,000,000 shares of Preferred Stock, none of which have been issued as of the date hereof, 350,000 shares of Class A Common Stock, 339,806 of which have been issued as of the date hereof, and 17,650,000 shares of Common Stock, 4,596,313 of which have been issued as of the date hereof. Except as disclosed on Schedule 3.3 hereto, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company to issue, transfer or sell any shares of stock or equity interest of the Company.

  GAR Enforceability. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, including but not limited to principles governing the availability of the remedies of specific performance and injunctive relief.

  3.5 Governmental Approvals. Except as set forth in Schedule 3.5, the Company and the Company's Affiliates are not required to obtain any consent or approval of, registration or filing with or any other action by any Governmental Authority in connection with the execution, delivery and performance of this Agreement, except such as have been made or obtained and are in full force and effect.

  3.6  Financial Statements.  Any financial statements delivered pursuant to
Section 5.4 hereof (collectively, the "Financial Statements") have been prepared in accordance with GAAP, and fairly present the financial condition of the Company and its Subsidiaries as of the dates shown and the results of their operations for the periods indicated.

  3.7  Title to Properties; Default Under Agreements.

       (a) Each of the Company and the Subsidiaries has good and valid title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.

       (b) Each of the Company and the Subsidiaries has complied with all material obligations under all material agreements to which it is a party and all such agreements are in full force and effect and the Company is not in default under any of such agreements, except for defaults that would not be likely, individually or in the aggregate, to result in a Material Adverse Effect.

  3.8 Subsidiaries. All Subsidiaries as of the date of this Agreement are listed on Schedule 3.8 hereto. Except as set forth on Schedule 3.8 hereto, as of the date of this Agreement, all the issued and outstanding capital stock of each Subsidiary is owned by the Company or any other Subsidiary. There are no other Persons in which the Company has an ownership interest or a right to acquire an ownership interest as of the date of this Agreement.

  3.9  Litigation; Compliance with Laws.

       (a) Except as set forth in Schedule 3.9, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the actual knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any business, property or rights of any such Person (i) which involve this Agreement or (ii) as to which there is a likelihood of an adverse determination and which, if adversely determined, would be likely, individually or in the aggregate, to result in a Material Adverse Effect.

       (b) Neither the Company nor any of the Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would be likely to result in a Material Adverse Effect.

  3.10 Agreements. Neither the Company nor any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default would be likely to result in a Material Adverse Effect.

  3.11 Investment Company Act; Public Utility Holding Company Act. Neither the Company nor any Subsidiary is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

  3.12 Tax Returns. The Company and each of the Subsidiaries has filed or caused to be filed all Federal, state and local tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as the case may be, shall have set aside on its books adequate reserves.

  3.13 No Material Misstatements. No representation or warranty herein or in any Exhibit or Schedule hereto contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made not misleading.

  3.14 Employee Benefit Plans. Each of the Company and each ERISA Affiliate is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder.

  3.15 Environmental and Safety Matters.  Except as set forth in
Schedule 3.15, each of the Company and the Subsidiaries has complied with all Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control or to employee health or safety, except for instances of non-compliance that, individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect. Except as set forth in Schedule 3.15, neither the Company nor any Subsidiary has received written notices of any material failure so to comply, which, if adversely determined, individually or in the aggregate, would be reasonably likely to result in a Material Adverse Effect. Except as set forth in Schedule 3.15, the Company and the Subsidiaries do not generate, treat, store, transport, dispose of or release at any facility owned or operated by any of them any hazardous wastes, hazardous substances, hazardous materials, toxic substances, toxic pollutants or substances similarly denominated, as those terms or similar terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law relating to environmental pollution in violation of any law or any regulations promulgated pursuant thereto, except for violations that, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect. Except as set forth in Schedule 3.15, the Company is aware of no events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that could reasonably be expected to result in liability on the part of the Company or any Subsidiary, except for such events, conditions or circumstances that, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.


                                   ARTICLE 4

                             CONDITIONS PRECEDENT

  The obligations of the Purchaser to purchase any shares of Preferred Stock and Class A Common Stock (each of such events being called a "Purchase") on and after the Closing Date, are subject to the condition precedent that the Spin-Off and Merger (as defined in the Merger Agreement) shall have occurred and to the satisfaction of all of the applicable conditions set forth below:

  4.1  First Purchase.  On the Closing Date:

       (a) The Purchaser shall have received from the Company the following documents:

            (i) a good standing certificate of the Company issued by the Secretary of State of Maryland and the Secretary of State of each state in which the Company owns any property, except for any state in which the failure of the Company to be in good standing will not have a Material Adverse Effect;

            (ii) Charter of the Company, and all amendments and supplements thereto, certified by the Maryland Secretary of State;

            (iii) Bylaws of the Company, as amended, certified as true and correct by a Responsible Officer of the Company; and

            (iv) the resolutions adopted by the Board of Directors of the Company authorizing its execution, delivery and performance of its obligations under this Agreement, certified by the Secretary of the Company.

       (b) The Purchaser shall have received an opinion of Ballard Spahr Andrews & Ingersoll dated the Closing Date in form and substance reasonably satisfactory to Purchaser addressing the matters set forth in Exhibit D hereto.

       (c) The Purchaser and the Company shall have entered into the Registration Rights Agreement.

  4.2  All Purchases.  On the date of each Purchase:

       (a) Except in connection with the Purchase on the Closing Date, the Purchaser shall have received a Purchase Notice with respect to each such other Purchase as required by Section 2.4.

       (b) The representations and warranties set forth in Article 3 hereof shall be true and correct in all material respects on and as of the date of each Purchase with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

       (c) The Company shall be in compliance with all the terms and provisions set forth herein on its part to be observed or performed, and at the time of and as a result of each Purchase no Potential Event of Default or Event of Default shall have occurred and be continuing, other than an event which can be completely cured by applying the proceeds of such Purchase, in which case the Company covenants and agrees to apply the proceeds of the requested Purchase to the extent required to effect such cure.

       (d) There shall not have occurred, since the date of this Agreement, any change that has resulted in or could reasonably be expected to result in a Material Adverse Effect other than an event which can be completely cured by applying the proceeds of such Purchase, in which case the Company covenants and agrees to apply the proceeds of the requested Purchase to the extent required to effect such cure.

       (e) Purchaser shall have received an opinion of counsel to the Company licensed to practice in Maryland and reasonably satisfactory to Purchaser dated the Term Closing Date in form and substance reasonably satisfactory to Purchaser stating that the shares of Preferred Stock issued to Purchaser on the Term Closing Date are duly and validly issued, fully paid and nonassessable.

  Each Purchase shall be deemed to constitute a representation and warranty by the Company on the Closing Date or applicable Term Closing Date relating to such Purchase as to the matters specified in paragraphs (b), (c) and (d) of this Section 4.2.

                                   ARTICLE 5

                             AFFIRMATIVE COVENANTS

  The Company covenants and agrees with the Purchaser that so long as this Agreement shall remain in effect, the Company will, and will cause each of the Subsidiaries to, and the Purchaser will, where applicable:

  5.1  Existence: Businesses and Properties.

       (a)  Keep in full force and effect its legal existence.

       (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition (reasonable wear and tear excepted) and from time to time make, or cause to be made, all needful and proper repairs thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except in each case described in this Section 5.1(b) where the failure to do so would not result in a Material Adverse Effect.

  5.2 Insurance. Keep its material insurable real properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage and public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it as is customary with companies in the same or similar businesses; and maintain such other insurance as may be required by law.

  5.3 Obligations and Taxes. Pay its material Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Indebtedness, tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Company or the Subsidiary, as the case may be, shall have set aside on its books adequate reserves with respect thereto.

  5.4  Financial Statements, Reports, etc.  Furnish to the Purchaser:

       (a) as soon as available, but not later than 90 days (60 days for a preliminary copy of such statements) after the end of each Fiscal Year, the consolidated and consolidating balance sheets and statements of operations, stockholders' equity and cash flows, showing the financial condition of the Company and its consolidated subsidiaries as of the close of such Fiscal Year and the results of its operations and the operations of such subsidiaries during such year, all audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Company on a consolidated basis in accordance with GAAP consistently applied;

       (b) as soon as available, but not later than 45 days (30 days for a preliminary copy of such statements) after the end of each of the first three fiscal quarters of each Fiscal Year, the consolidated and consolidating balance sheets and statements of operations, stockholders' equity and cash flows, showing the financial condition of the Company and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such subsidiaries during such fiscal quarter and the then elapsed portion of the Fiscal Year, all certified by one of its Responsible Officers as fairly presenting the financial condition and results of operations of the Company on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

       (c) concurrently with any delivery of financial statements under (a) or (b) above, a certificate of the accounting firm (in the case of paragraph (a) above) or Responsible Officer of the Company (in the case of paragraph (b) above) certifying that no Event of Default or Potential Event of Default has occurred or, if such an Event of Default or Potential Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

       (d) within five (5) Business Days after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company with the Securities and Exchange Commission, or any governmental authority succeeding to any of or all the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be; and

       (e) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Purchaser may reasonably request.

  5.5 Litigation and Other Notices. Furnish to the Purchaser prompt written notice of the following:

       (a) any Event of Default or Potential Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

       (b) the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Company or any Affiliate of the Company which could reasonably be anticipated to result in a Material Adverse Effect; and

       (c) any other development that has resulted in, or could reasonably be anticipated to result in, a Material Adverse Effect.

  5.6 ERISA. Comply in all material respects with the applicable provisions of ERISA.

  5.7 Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and so long as Purchaser is obligated to purchase any shares of Preferred Stock pursuant to this Agreement, permit any representatives designated by any Purchaser to visit and inspect the financial records and the properties of the Company or any Subsidiary at reasonable times during business hours and as often as requested upon reasonable written notice, and permit any representatives designated by the Purchaser to discuss the affairs, finances and condition of the Company or any Subsidiary with the senior officers thereof and the independent accountants therefor with prior written notice to and, if requested by Company, participation of a Responsible Officer of the Company.

  5.8 Use of Proceeds. The proceeds of any Purchase hereunder shall be used by the Company for any proper corporate purpose.

  5.9 Issuance of Preferred Stock and Class A Common Stock. The Company shall issue Preferred Stock and Class A Common Stock solely to the Purchaser pursuant to this Agreement and not to any other Person.

  5.10 Closing Date Director. On the Closing Date, the Company agrees to elect Douglas Crocker II to the Board of Directors of the Company for a term expiring in 1999, and Mr. Crocker shall be deemed to be the nominee for election to the Board of Directors of the Company during such period for purposes of Section B(2) of the Company's Articles Supplementary for Class A Common Stock.

  5.11 Nomination as Director; Appointment of Person to Attend and Observe Meetings.

       (a) During the period specified in Section B(2) of the Articles Supplementary of the Company for Class A Common Stock, at each annual meeting of shareholders of the Company at which the Board seat of the nominee of Purchaser is up for election, the Purchaser agrees to nominate Douglas Crocker II for election to the Board of Directors of the Company, or if Douglas Crocker II is unable or unwilling to serve, such member of senior management of the Purchaser ("Senior Officer Nominee") as Purchaser and the Company shall mutually agree. If the Company and the Purchaser cannot agree on such Senior Officer Nominee to be nominated at least thirty (30) days prior to the date on which the proxy statement relating to such annual meeting of shareholders is proposed by the Company to be mailed to the shareholders of the Company, Purchaser shall provide written notice (the "Nominee Designation Notice") at least twenty-five (25) days prior to the proposed mailing date to the Company of Purchaser's proposed Senior Officer Nominee to be nominated for election to the Board of Directors of the Company and three (3) alternative Senior Officer Nominees. Within three (3) days after the Company's receipt of such notice from the Purchaser, the Company shall give Purchaser written notice of which of such four Senior Officer Nominees the Company designates from the Purchaser's written list of Senior Officer Nominees to be nominated for election to the Board of Directors of the Company (the "Designated Senior Officer Nominee") and the Purchaser shall nominate such Designated Senior Officer Nominee for election to the Board of Directors of the Company. If the Company does not provide the Purchaser with written notice of its Designated Senior Officer Nominee within three (3) days after the Company's receipt of the Nominee Designation Notice, the Purchaser may nominate the proposed Senior Officer Nominee of its choice for election to the Board of Directors of the Company. The Company agrees to solicit proxies for Mr. Crocker or such other Senior Officer Nominee nominated for election to the Board of Directors of the Company by the Purchaser pursuant to this Section 5.11 in the same manner as the Company solicits proxies for all other nominees for election to the Board of Directors of the Company.

       (b) In the event Mr. Crocker (or such other person subsequently nominated by the Purchaser for election to the Board of Directors of the Company ("Purchaser Nominee")), is unable or unwilling to serve as a director if elected by the shareholders of the Company or is no longer employed by Purchaser during such time as such person is a director of the Company, Mr. Crocker or such Purchaser Nominee shall resign as a director of the Company and a member of senior management of Purchaser (determined in the manner set forth below) shall have the right to attend and observe all special and regular meetings and other formal or informal proceedings of the Board of Directors of the Company to which all members of the Board have been invited until the next annual meeting of shareholders of the Company. In the event that the Purchaser Nominee is not elected to the Board of Directors of the Company at any annual meeting of the shareholders of the Company, such Purchaser Nominee or another member of senior management of Purchaser (as determined in the manner set forth below) shall have the right to attend and observe all special and regular meetings and other formal or informal proceedings of the Board of Directors of the Company to which all members of the Board have been invited until such time as a Purchaser Nominee is elected to the Board of Directors of the Company by the shareholders of the Company. In the event the Purchaser shall have a right to cause a member of its senior management to attend and observe regular and special meetings and other formal or informal proceedings of the Board of Directors of the Company under this Section 5.11(b), the Purchaser shall deliver written notice to the Company of the member of its senior management it desires to attend and observe such meetings or informal proceedings (the "Senior Officer Observer"). In the event the Purchaser and the Company cannot agree upon the Senior Officer Observer within three (3) days after delivery of such notice to the Company, Purchaser shall provide written notice (the "Observer Designation Notice") to the Company of Purchaser's proposed Senior Officer Observer and three (3) alternative Senior Officer Observers. Within three (3) days after the Company's receipt of such notice from the Purchaser, the Company shall deliver written notice to Purchaser of which of such four Senior Officer Observers the Company designates from the Purchaser's written list of Senior Officer Observers (the "Designated Senior Officer Observer"). If the Company does not provide the Purchaser with written notice of its Designated Senior Officer Observer within three (3) days after the Company's receipt of the Observer Designation Notice, the Purchaser may select the proposed Senior Officer Observer of its choice.

  5.12 Election as Director.

       (a) Upon the occurrence and continuation of an Event of Default, if Douglas Crocker II or such other Purchaser Nominee is not a member of the Board of Directors of the Company, the Company agrees (i) to amend the Bylaws of the Company to provide that the Board of Directors of the Company shall consist of not less than eleven (11) directors; and (ii) that Section 5.12(b) hereof shall apply in lieu of Section 5.11 hereof.

       (b) Upon the receipt by Purchaser of a ruling by the Internal Revenue Service or an opinion of counsel satisfactory to the Purchaser, that the right to elect the Purchaser Director will not cause EQR to lose its status as a real estate investment trust under the Code Section 5.11 hereof shall not apply and the Purchaser agrees to elect Douglas Crocker II to the Board of Directors of the Company as the Purchaser Director. In the event Mr. Crocker (or such other person subsequently elected by the Purchaser to the Board of Directors of the Company), is unable or unwilling to serve as a director or is no longer employed by Purchaser, the Purchaser agrees to elect such member of senior management of the Purchaser ("Senior Officer") to the Board of Directors of the Company as Purchaser and the Company shall mutually agree. If the Company and the Purchaser cannot agree on such Senior Officer to be elected within five (5) days after the date on which the office of the Purchaser Director becomes vacant, Purchaser shall provide written notice (the "Designation Notice") to the Company of Purchaser's proposed Senior Officer to be elected and three (3) alternative Senior Officers. Within three (3) days after the Company's receipt of such notice from the Purchaser, the Company shall give Purchaser written notice of which of such four Senior Officers the Company designates from the Purchaser's written list of Senior Officers to be elected to the Board of Directors of the Company (the "Designated Senior Officer") and the Purchaser shall elect such Designated Senior Officer as the Purchaser Director. If the Company does not provide the Purchaser with written notice of its Designated Senior Officer within three (3) days after the Company's receipt of the Designation Notice, the Purchaser may elect its proposed Senior Officer as the Purchaser Director. The Company agrees not to hold any meeting of the Board of Directors or take any Board of Directors' action if the Purchaser Director office is vacant; provided, however, this sentence shall not be applicable if Purchaser has failed within five (5) Business Days of written notice from the Company that it proposes to hold a Board of Directors meeting or have the Board of Directors otherwise act to provide the Company with the Designation Notice. Notwithstanding the foregoing, if an Event of Default has occurred, Purchaser may elect any person it chooses to serve as the Purchaser Director and shall not be required to comply with the procedures set forth in this Section.

  5.13 Voting of Stock. So long as any shares of Preferred Stock, Class A Common Stock or Common Stock are owned by Purchaser and any of its Affiliates during the period ten (10) years from the Closing Date, the Company shall have the right to direct the voting of all of such shares held by Purchaser and any of its Affiliates, except as to the election of the Purchaser Director or any matter relating to rights, preferences and privileges of the Preferred Stock or Class A Common Stock. During such ten (10) year period, Purchaser agrees to vote, and to cause its Affiliates to vote, such shares as directed by the Company, except as to the election of the Purchaser Director or any matter relating to rights, preferences and privileges of the Preferred Stock or Class A Common Stock.

  5.14 Sale of Common Stock or Preferred Stock. During the period beginning on the Closing Date and ending ten (10) years from the Closing Date, Purchaser shall first offer, in writing (a "Notice of Proposed Sale") to sell any shares of Common Stock, Class A Common Stock, Preferred Stock or warrants to purchase Common Stock owned by it to the Company prior to selling such shares to any Person. The Notice of Proposed Sale shall specify the terms and conditions of any sale. If the Company has not agreed, within twenty (20) days of receipt of the Notice of Proposed Sale to purchase the shares of Common Stock, Class A Common Stock or Preferred Stock offered by Purchaser upon the terms and conditions set forth in the Notice of Proposed Sale, Purchaser shall have the right to sell such shares offered to the Company to any other Person for a period of ninety (90) days provided any sale is made on terms and conditions no more favorable to such person than specified in the Notice of Proposed Sale. If the Company agrees to purchase shares of Common Stock, Class A Common Stock or Preferred Stock from the Purchaser, unless otherwise agreed by the Company and the Purchaser, such purchase shall be consummated within twenty
(20) days of such agreement.

  5.15 Confidentiality. The receipt of any information which is not publicly available pursuant to Sections 5.4(e) and 5.7 shall be subject to such reasonable confidentiality provisions (in writing signed by the Purchaser and/or its representative effecting an inspection pursuant to Section 5.7 of this Agreement, as the case may be) as the Company may reasonably require.


                                   ARTICLE 6

                               EVENTS OF DEFAULT

  6.1 Events of Default. The happening of any of the following events shall be an "Event of Default" hereunder:

       (a) any representation or warranty made in this Agreement, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

       (b) default shall be made in the due observance or performance by the Company or any Subsidiary of any material covenant, condition or agreement contained in this Agreement, or under the terms of the Articles Supplementary Classifying the Preferred Stock attached hereto as Exhibit A, after written notice of such default is given to the Company and such default is not cured within fifteen (15) days of receipt of such notice;

       (c) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking
  (i) relief in respect of the Company or any Subsidiary, or of a substantial part of the property or assets of the Company or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of the property or assets of the Company or a Subsidiary or (iii) the winding-up or liquidation of the Company or any Subsidiary; and such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;

       (d) the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of the property or assets of the Company or any Subsidiary, (iii) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (iv) make a general assignment for the benefit of creditors, (v) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vi) take any action for the purpose of effecting any of the foregoing;

       (e) one or more judgments for the payment of money in an aggregate amount in excess of $250,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall levy upon assets or properties of the Company or any Subsidiary to enforce any such judgment which shall not be effectively stayed within 30 days;

       (f) any material breach of any obligation under ERISA or any plan under ERISA or any liability under ERISA in an amount exceeding $250,000, which is not discharged within 60 days after the Company becomes aware of same;

       (g) there shall have occurred a Change in Control with respect to the Company;

       (h)  there shall have occurred an Event of Default as defined in clause
  (i) of the definition of an "Event of Default" in the Articles Supplementary Classifying the Preferred Stock attached hereto as Exhibit A; or

       (i) There shall have occurred a change that has resulted or could reasonably be expected to result in a Material Adverse Effect.

  6.2  Remedies. Upon the occurrence of an Event of Default described in
Article 6, all obligations of the Purchaser to purchase any shares of Preferred Stock hereunder shall automatically terminate unless the Purchase by the Purchaser of shares of Preferred Stock pursuant to a Purchase Notice received by Purchaser would cure such Event of Default (in which case the Company covenants to apply the proceeds of the sale of such Preferred Stock to the extent required to effect such cure), and (with respect to Events of Default described in Section 6.1(c), (d), and (h)), the Purchaser shall have the right to have the Company redeem the outstanding Preferred Stock upon the terms and conditions set forth in the Articles Supplementary Classifying the Preferred Stock attached hereto as Exhibit A. Notwithstanding the foregoing, the occurrence of an Event of Default shall not be considered an Event of Default for purposes of any Section of this Agreement if the Company, within five (5) days of the occurrence of such Event of Default, delivers to Purchaser a Purchase Notice and the proceeds of such related Purchase will completely cure such Event of Default, in which case Purchaser shall use such proceeds to the extent required to effect such cure.


                                   ARTICLE 7

                                 MISCELLANEOUS

  7.1 Termination of the Agreement. Unless otherwise agreed by each of the parties to this Agreement, if the Merger Agreement shall have been terminated, all obligations of the Purchaser under this Agreement shall automatically terminate at such time without notice to the Company. The Company shall have the right at any time to terminate Purchaser's obligation to purchase any additional Preferred Stock by giving notice thereof to Purchaser. Upon the giving of such notice (which shall be irrevocable), Purchaser shall be relieved of its commitment to purchase any Preferred Stock from the Company. The termination of such commitment shall not relieve the parties of their respective obligations under Sections 5.10, 5.11 and 5.12 of this Agreement.

  7.2 Securities Law Matters. The Purchaser acknowledges and understands that:

       (a) The Purchaser has been furnished with and has carefully reviewed the information relating to the Company set forth in the Equity Residential Properties Trust and Wellsford Residential Property Trust Joint Proxy Statement/Equity Residential Properties Trust Prospectus/Wellsford Real Properties, Inc. Information Statement, dated April 25, 1997.

       (b) The Purchaser has been afforded full and complete access to all information and other materials relating to the Company and its affiliates, and the properties and financial condition of the foregoing, and any other matters relating to the Preferred Stock, Class A Common Stock, Common Stock and Warrants of the Company which the Purchaser has requested, or deems necessary in evaluating the merits and risks of acquiring the Preferred Stock, Class A Common Stock, Common Stock and Warrants, and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any representations or information set forth in the Information.

       (c) The Purchaser has had the opportunity to have answered any questions concerning the financial condition or business or other information with respect to the Company and its affiliates and the business, properties and financial condition of the foregoing or with respect to the merits and risks of an acquisition of the Preferred Stock, Class A Common Stock, Common Stock and Warrants, and the undersigned has received complete and satisfactory answers to all such questions.

       (d) The Purchaser has not relied upon any information or representation not contained in the Information. Neither the Company nor any of its agents nor anyone purporting to act on their behalf have made any representation to the undersigned with respect to any tax or economic benefits to be derived from an investment in the Preferred Stock, Class A Common Stock, Common Stock and Warrants. The Purchaser is relying solely upon its own knowledge and upon the advice of its advisors with respect to the tax, economic and other aspects of an investment in the Preferred Stock, Class A Common Stock, Common Stock and Warrants.

       (e) The Purchaser has carefully reviewed and understands the risks of, and other considerations relating to, the acquisition of the Preferred Stock, Class A Common Stock, Common Stock and Warrants and an investment in the Company.

       (f) An owner of Preferred Stock, Class A Common Stock, Common Stock and Warrants must bear the economic risk of ownership thereof for an indefinite period of time since purchase of Preferred Stock, Class A Common Stock, Common Stock and Warrants involves the purchase of securities that have not been registered under the Securities Act of 1933, as amended, and therefore cannot be Transferred (as defined below) except as provided below.

       (g) No federal or state agency has passed upon the Preferred Stock, Class A Common Stock, Common Stock or Warrants or made any finding or determination as to the fairness of an investment in the Preferred Stock, Class A Common Stock, Common Stock or Warrants.

       (h) Purchaser hereby covenants and agrees that the Preferred Stock, Class A Common Stock, Common Stock and Warrants, including any Common Stock issued upon conversion of the Preferred Stock or Class A Common Stock, or any portion thereof, or upon exercise of the Warrants, may not be pledged, encumbered, sold, transferred or otherwise disposed of (each a "Transfer") except (a) pursuant to an effective registration statement under the Securities Act of 1993, as amended (the "Act") or (b) pursuant to an exemption from such registration pursuant to the Act and in compliance with state securities and blue sky laws and an opinion of counsel provided to the Company to the effect of this subparagraph (b), which opinion shall be in form and substance reasonably satisfactory to the Company. The Purchaser agrees that any Transfer of the Preferred Stock, Class A Common Stock, Common Stock or Warrants in violation of this Agreement will be null and void and the certificates representing the Preferred Stock, Class A Common Stock, Common Stock and Warrants will bear an appropriate restrictive legend.

       (i)  The Purchaser represents and warrants to the Company that:

            (i) It is able to bear the economic risk of the acquisition of the Preferred Stock, Class A Common Stock, Common Stock and Warrants.

            (ii) It is an "accredited investor" as defined in Regulation D promulgated under the Act.

            (iii) The representatives of the Purchaser have been furnished with and have carefully reviewed the Information. Such representatives have such knowledge and experience in financial, business, securities and real estate matters that they are capable of evaluating the merits and risks of the acquisition of the Preferred Stock, Class A Common Stock, Common Stock and Warrants and of making an informed investment decision.

            (iv) The Purchaser is acquiring and will acquire the Preferred Stock, Class A Common Stock, Common Stock and Warrants, including any Common Stock issuable upon conversion of the Preferred Stock or Class A Common Stock or upon exercise of the Warrants for its own account, as principal, for investment and not with a view to a Transfer thereof.


  7.3 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, as follows:

       (a)  if to the Company:       Wellsford Real Properties, Inc.
                                610 Fifth Avenue, 7th Floor
                                New York, New York 10020
                                Attn: Edward Lowenthal
                                Telecopy No.: (212) 333-2323

            with a copy to:          Robinson Silverman Pearce Aronsohn &
                                     Berman LLP
                                1290 Avenue of the Americas
                                New York, New York 10104-0053
                                Attn: Alan S. Pearce, Esq.
                                Telecopy No.: (212) 541-1411

       (b)  if to the Purchaser:          ERP Operating Limited Partnership
                                c/o Equity Residential Properties Trust
                                Two North Riverside Plaza, Suite 400
                                Chicago, Illinois 60606
                                Attn: President
                                Telecopy No.: (312) 207-5243

            with a copy to:          Equity Residential Properties Trust
                                Two North Riverside Plaza, Suite 400
                                Chicago, Illinois 60606
                                Attn: Bruce C. Strohm, Esq.
                                Telecopy No.: (312) 454-0039

            and:                Rudnick & Wolfe
                                203 N. LaSalle St., Suite 1800
                                Chicago, Illinois 60601
                                Attn: Errol R. Halperin, Esq.
                                Telecopy No.: (312) 236-7516

Such notice will be deemed given when received.

  7.4 Survival of Agreement. All covenants, agreements, representations and warranties made by the Company herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Purchaser and shall survive the date of this Agreement, regardless of any investigation made by the Purchaser or on its behalf, and shall continue in full force and effect so long as the Aggregate Purchase Commitment has not been fulfilled or terminated.

  7.5 Binding Effect. This Agreement shall become effective when it shall have been executed by the Company and the Purchaser.

  7.6 Assignment. Neither the Company nor the Purchaser shall have the right to assign its rights hereunder or any interest herein; provided, however, the foregoing provision shall not limit the Purchaser's right to sell, transfer or assign any shares of Common Stock, Class A Common Stock or Preferred Stock owned by it subject to the provisions of Section 5.12 of this Agreement and applicable securities laws.

  7.7 Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF MARYLAND.

  7.8  Waivers; Amendment.

       (a) No failure or delay of the Purchaser in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.
  The rights and remedies of the Purchaser hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Unless otherwise specifically required, no notice or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

       (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Purchaser.

  7.9 Entire Agreement. This Agreement, including the exhibits and schedules thereto, constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  7.10 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement.

  7.11 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

  7.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

  7.13 Jurisdiction; Consent to Service of Process.

       (a) EACH OF THE PURCHASER AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY ILLINOIS OR NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE CITY OF CHICAGO OR NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH ILLINOIS OR NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT IN THE COURTS OF ANY JURISDICTION.

       (b) EACH OF THE PURCHASER AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY ILLINOIS OR NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

  IN WITNESS WHEREOF, the Company and the Purchaser have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                    ERP OPERATING LIMITED PARTNERSHIP

                                    By:  EQUITY RESIDENTIAL PROPERTIES TRUST,
                                         its general partner


                                    By:/s/ Bruce C. Strohm
                                       --------------------------------
                                        Name: Bruce C. Strohm
                                        Title: Executive Vice President


                                    WELLSFORD REAL PROPERTIES, INC.


                                    By:/s/ Edward Lowenthal
                                       --------------------------------
                                        Name:  Edward Lowenthal
                                        Title: President

                                   EXHIBIT A


                See Exhibit 3.3 to this Registration Statement

                                   EXHIBIT B

                            FORM OF NOTICE OF DRAW



TO:    ERP OPERATING LIMITED PARTNERSHIP
  -------------------------
  -------------------------
  Attention:     --------------------
  Telephone:     (---) --------------
  Telecopy: (---) -------------------

  Pursuant to Section 4.2 of that certain Common Stock and Preferred Stock Purchase Agreement (the "Agreement") dated as of ------------, 1997 by and among WELLSFORD REAL PROPERTIES, INC., a Maryland corporation (the "Company") and ERP OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership ("Purchaser"), this notice represents the Company's notice to Purchaser to cause Purchaser to purchase --------- shares of Preferred Stock pursuant to the Purchaser's Term Purchase Commitment on ---------------, 199-- (the "Term Closing Date"). The aggregate purchase price of such Purchase shall be $------
 .

  The Company hereby certifies as follows:

               (i)    the representations and warranties as set forth in
            Article 3 (except to the extent that such statements expressly are made only as of an earlier date) of the Agreement are and shall be true and correct in all material respects on and as of the date hereof and the Term Closing Date specified herein; and

              (ii) the Company has and shall have performed, or shall have caused to be performed, in all material respects all agreements and satisfied all conditions set forth in Section 4.2 of the Agreement.

            Unless otherwise defined herein, terms used herein shall have the meanings in the Agreement.

Dated:  --------------, 199--

                                          WELLSFORD REAL PROPERTIES, INC.


                                          By:---------------------------------
                                              Name:---------------------------
                                              Title:--------------------------

                                   EXHIBIT C

                 See Exhibits 3.1 and 3.4 to this Registration Statement.
                                   EXHIBIT D


                                          1.   The Company is a corporation
duly organized and existing and in good standing under the laws of the State of Maryland and has the corporate power to own its properties and to carry on its business as presently conducted by it.

                                          2.   The Company has the requisite
corporate power and authority to execute, deliver and perform the obligations set forth in the Agreement and the Registration Rights Agreement, each of which has been duly authorized by all necessary corporate action, and the execution and performance of which will not conflict with, or result in a breach of the Company's Charter or Bylaws or, to the best of our knowledge and belief without any duty of inquiry, any order, writ, injunction or decree of any court or governmental authority, or any of the material terms, conditions or provisions of any agreement or instrument to which the Company is a party or by which the Company is bound.

                                          3.   The Agreement and the
Registration Rights Agreement have been duly executed and delivered by a duly authorized officer of the Company and constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms. [BANKRUPTCY EXCEPTION]

                                          4.   The Class A Common Stock issued
to Purchaser on the date of this opinion pursuant to the terms of the Agreement shall be duly and validly issued, fully paid and nonassessable.

                                          5.   The Preferred Stock issuable
pursuant to the terms of the Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Agreement, shall be duly and validly issued, fully paid and nonassessable.

                                          6.   The Common Stock issuable upon
conversion of the Class A Common Stock and Preferred Stock and upon exercise of the Warrants has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Company's Charter and the Articles Supplementary, shall be duly and validly issued, fully paid and nonassessable.

                                   EXHIBIT E

              See Exhibit 10.27 to this Registration Statement

                                   EXHIBIT F

                See Exhibit 3.2 to this Registration Statement

                                 SCHEDULE 3.3

                                 CAPITAL STOCK

                                          1.   Options being assumed by the
Company pursuant to the Contribution and Distribution Agreement, dated as of the date hereof, between the Company and Wellsford Residential Property Trust.

                                          2.   Options described in the Equity
Residential Properties Trust and Wellsford Residential Property Trust Joint Proxy Statement/Equity Residential Properties Trust Prospectus/ Wellsford Real Properties, Inc. Information Statement, dated April 25, 1997, under the heading "Management of WRP Newco--Compensation of Directors."

                                          3.   Options issued to lower level
employees of the Company to purchase 12,000 shares of Common Stock in the aggregate.

                                          4.   The shares of Common Stock to
be issued pursuant to purchase agreements to be executed on the date hereof in connection with the Company's private placement of shares of Common Stock.

                                          5.   Shares of Common Stock issuable
under the Warrant issued to Purchaser on the date hereof.

                                 SCHEDULE 3.5

                            GOVERNMENTAL APPROVALS


                     Appropriate blue sky filings, if any.

                                 SCHEDULE 3.8

                                 SUBSIDIARIES



Wellsford Chatham Corp.
Wellsford Wayne Corp.
Wellsford Greenbrook Corp.
Wellsford Park Highlands Corp.
Park at Highlands, L.L.C.
Red Canyon at Polomino Park L.L.C.
North American Medical Research Corp.

                                 SCHEDULE 3.9

                       LITIGATION; COMPLIANCE WITH LAWS



                                     None

                                 SCHEDULE 3.15

                       ENVIRONMENTAL AND SAFETY MATTERS


Spray-on asbestos fireproofing is located at the Serpentine Building (part of the Point View Complex).